Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENHABIT, INC.

ARTICLE I

NAME

The name of the corporation is Enhabit, Inc. (hereinafter called the “Corporation”).

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”). The Corporation shall have perpetual existence.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the state of Delaware is 1521 Concord Pike Suite 201, Wilmington, New Castle County, Delaware 19803. The name of its registered agent at such address is United Agent Group Inc.

ARTICLE IV

CAPITALIZATION

The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (One Cent) per share.

ARTICLE V

LIMITATION OF DIRECTOR LIABILITY

No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this Article V shall not eliminate the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article V shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE VI

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall, by unanimous consent, have the power to adopt, amend, alter or repeal the By-Laws. The By-Laws may also be adopted, amended, altered or repealed by the stockholders of the Corporation.

ARTICLE VII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL.

ARTICLE VIII

STATE TAKEOVER STATUTES

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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